CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No 333-36184 on Form S-8 and Post-Effective Registration Statement No. 333-119642 on Form S-8 of Patient InfoSystems, Inc. and subsidiaries of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in this Annual Report on Form 10-KSB of Patient InfoSystems, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Rochester, New York

March 30, 2005